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                                                         EXHIBIT 21.1


                        THE NEIMAN MARCUS GROUP, INC.

                          SUBSIDIARIES & AFFILIATES


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          JURISDICTION
                 OF
  SUBSIDIARY/AFFILIATE               INCORPORATION

  Bergdorf Goodman, Inc.              New York

  Bergdorf Graphics, Inc.             New York

  Chef's Catalog, Inc.                Delaware

  Ermine Trading Corporation          California

  Gurwich Bristow Products, L.L.C.    Delaware

  Kate Spade LLC                      Delaware


  NM Direct de Mexico, S.A. de C.V.   Mexico


  NM Financial Services, Inc.         Delaware

  NM Nevada Trust                     Massachusetts


  Neiman Marcus Funding Corporation   Delaware

  Neiman Marcus Holdings, Inc.        California

  Neiman Marcus Special Events, Inc.  Delaware

  Pastille By Mail, Inc.              Delaware

  Worth Avenue Leasing Corporation    Florida


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